Exhibit 10.1 SUMMARY OF DIRECTOR COMPENSATION

WALGREEN CO. DIRECTOR COMPENSATION

Full-time employees of the Company who serve as directors do not receive additional compensation for service on the Board of Directors. Directors who are not employees currently receive the following:

•	$70,000 annual retainer, paid quarterly.
•	Additional $20,000 annual retainer for Audit Committee Chair, paid quarterly.
•	Additional $10,000 annual retainer for each other Committee chair, paid quarterly.
•	One half of regular annual retainer is paid in shares of Walgreen Co. stock. The other half of the regular annual retainer and the entire Committee chair retainer are paid in cash.
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On each November 1st, annual grant of Walgreen Co. stock equal to $100,000 divided by the Walgreen Co. stock price on that date (stock grant is provided via the Walgreen Co. Nonemployee Director Stock Plan).

•	The elements of director compensation are subject to the deferral opportunities described below.

Upon the recommendation of the Nominating and Governance Committee of the Board, on July 11, 2007 the Board of Directors approved an increase to the dollar value of the annual stock grant under the Nonemployee Director Stock Plan to $120,000, beginning with the grant on November 1, 2007.

The following deferral opportunities continue to be available to nonemployee directors under the Nonemployee Director Stock Plan:

•	All cash payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.
•	Portion of annual retainer paid in stock and annual stock grant may be awarded in the form of deferred stock units.

Certain nonemployee directors remain eligible for benefits under discontinued director compensation arrangements, as follows:

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The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for nonemployee directors in effect prior to November 1996, under the Retirement Plan for Outside Directors. The Retirement Plan for Outside Directors continues to apply only with respect to compensation earned by nonemployee directors for periods of service prior to November 1, 1996. Under this Plan, the annual benefits payable to a nonemployee director for the shorter of (i) the number of years the director served as a non-employee member of the Board, or (ii) 10 years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a nonemployee director in excess of 10 years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the nonemployee director on the date of his or her retirement from the Board of Directors. Messrs. Howard and Reed and Ms. von Ferstel will receive benefits under this Retirement Plan upon their retirement from the Board.

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Two current nonemployee directors (Mr. Howard and Ms. von Ferstel) participated in unfunded deferred compensation plans offered prior to 1993 that permitted a director to defer a portion of his or her retainer fees, and each is receiving annual payments under such plans.